Allegion Finalizes Acquisition of AXA Stenman

DUBLIN (Sept. 1, 2015) - Allegion, plc (NYSE: ALLE), a leading global security products and solutions provider, has, through one of its subsidiaries, completed the previously announced acquisition of AXA Stenman Holding (AXA).

Founded in 1902, AXA is a leading European-based residential and portable security provider headquartered in Veenendaal, the Netherlands, with production facilities in the Netherlands, France and Poland. AXA manufactures and sells a branded portfolio of bicycle locks and lights as well as a wide variety of window and door hardware.

Allegion announced its intent to purchase AXA in July. For more information, see the original press release.

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About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

Media Contact:
Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com

Source: Allegion plc